HEI Exhibit 99

October 30, 2014

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: cchen@hei.com
AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2014 EARNINGS

Net Income of $13.3 Million
Bank Continues to Deliver Solid Results
HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the third quarter of 2014 of $13.3 million, compared to $11.7 million in the second (or linked) quarter of 2014 and $15.3 million in the third quarter of 2013.
“American’s solid results reflect the work of our teammates across the bank to meet the needs of our customers and deliver profitable growth. Our loans to customers grew at an annualized rate of 5.9%, credit quality remained strong, and we controlled expenses. These efforts and the steady local economy helped us offset the continued headwind of the low interest rate environment,” said Rich Wacker, president and chief executive officer of American.
Third quarter 2014 net income was $1.6 million higher than the linked quarter primarily driven by higher mortgage banking and fee income of $1 million (after-tax) and higher net interest income of $1 million (after-tax).
Compared to the same quarter of 2013, net income decreased by $2.0 million primarily driven by (after-tax and rounded to the nearest million):

•	$1 million higher provision for loan losses

•	$1 million lower fee income on other financial products and mortgage banking income; and

•	$1 million net gain on the strategic sale of the credit card portfolio in the third quarter of 2013.
The decrease was partially offset by $1 million (after-tax) of higher net interest income in the third quarter of 2014
Net interest income (pretax) was $45.6 million in the third quarter of 2014, higher than the $44.1 million in the linked quarter and $43.9 million in the third quarter of 2013 primarily due to higher loan balances and the recognition of interest associated with the payoff of a non-performing commercial loan. Net interest margin was 3.62% compared to 3.55% in the linked quarter and 3.73% in the third
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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

quarter of 2013. The 0.07% point improvement in net interest margin compared to the linked quarter is primarily attributable to the interest recovery on the nonperforming loan and improvement in portfolio mix. Compared to the third quarter of 2013, the net interest margin decline was primarily attributable to lower yields on interest earning assets as the loan portfolio continued to re-price down in the low interest rate environment.
Provision for loan losses (pretax) was $1.6 million in the third quarter of 2014, compared to $1.0 million in the linked quarter and $0.1 million in the third quarter of 2013. Compared to the linked quarter, provision expense was $0.5 million higher, primarily attributable to a net increase in classified loans largely driven by two commercial borrowing relationships. In the third quarter of 2013, provision expense was unusually low due to the release of reserves related to the payoff of a specific commercial loan and recoveries of previously charged-off loans. The third quarter 2014 net charge-off ratio was 0.04% compared to a recovery of 0.04% in the linked quarter and nil in the prior year quarter.
Noninterest income (pretax) was $15.2 million in the third quarter of 2014, compared to $13.8 million in the linked quarter and $18.7 million in the third quarter of 2013. Third quarter 2014 noninterest income was $1.4 million higher than the linked quarter primarily due to higher mortgage banking income and higher fee income. Third quarter 2014 noninterest income declined by $3.5 million compared to the third quarter of 2013 primarily driven by the 2013 gain from the credit card sale, lower fee income on other financial products and lower mortgage banking income due to lower refinancing volumes.
Noninterest expense (pretax) was $39.7 million in the third quarter of 2014, slightly lower than the $39.9 million in the linked quarter and in line with $39.7 million in the third quarter of 2013.
Total loans grew by $48 million and $185 million in the third quarter and year-to-date 2014, respectively. Third quarter loan growth was primarily driven by increases in commercial real estate, home equity lending and residential loans. Annualized loan growth was 5.9% year-to-date 2014.
Total deposits were $4.5 billion at September 30, 2014, an increase of $9 million and $161 million in the third quarter and year-to-date 2014, respectively. Third quarter deposit growth was primarily driven by the increase in low-cost core deposits. Annualized deposit growth was 4.9% year-to-date 2014. Average cost of funds remained low at 0.23% for the third quarter of 2014, one basis point higher than the linked quarter and the prior year quarter.
As a result of the net income impacts detailed above, American’s third quarter 2014 return on average equity was 9.9%, compared to 8.8% in the linked quarter and 12.1% in the third quarter of last year. Return on average assets was 0.98% for the third quarter of 2014, compared to 0.87% in the linked quarter and 1.20% in the same quarter last year.
American’s year-to-date return on average equity was 9.9%, compared to 12.0% for the same period in the prior year. Year-to-date return on average assets was 0.98% compared to 1.19% for the same period in the prior year.

American’s continued solid results enabled it to pay dividends of $8.75 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 9.1% and total risk-based capital ratio of 12.6% at September 30, 2014.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2014 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2014 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2014.
HEI plans to announce its third quarter 2014 consolidated financial results on Thursday, November 6, 2014 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2014 EPS guidance on Thursday, November 6, 2014, at 12:00 p.m. Hawaii time (5:00 p.m. Eastern time). Interested parties may listen to the conference by calling (800) 299-9086 and entering passcode: 92619059, or by accessing the webcast on HEI’s website at under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through November 20, 2014, by dialing (888) 286-8010, passcode: 41279979.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2013, HEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September30
(in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013
Interest and dividend income
Interest and fees on loans	$45,532	$43,851	$43,337	$133,065	$129,564
Interest and dividends on investment and mortgage-related securities	2,773	2,950	3,025	8,758	9,723
Total interest and dividend income	48,305	46,801	46,362	141,823	139,287
Interest expense
Interest on deposit liabilities	1,312	1,237	1,262	3,774	3,870
Interest on other borrowings	1,438	1,420	1,206	4,263	3,548
Total interest expense	2,750	2,657	2,468	8,037	7,418
Net interest income	45,555	44,144	43,894	133,786	131,869
Provision for loan losses	1,550	1,021	54	3,566	953
Net interest income after provision for loan losses	44,005	43,123	43,840	130,220	130,916
Noninterest income
Fees from other financial services	5,642	5,217	5,728	15,987	21,367
Fee income on deposit liabilities	5,109	4,645	4,819	14,175	13,566
Fee income on other financial products	1,971	2,064	2,714	6,325	6,288
Mortgage banking income	875	246	1,547	1,749	6,896
Gain on sale of securities	—	—	—	2,847	1,226
Other income, net	1,634	1,643	3,888	4,865	7,211
Total noninterest income	15,231	13,815	18,696	45,948	56,554
Noninterest expense
Compensation and employee benefits	19,892	19,872	20,564	60,050	60,715
Occupancy	4,517	4,489	4,208	12,959	12,550
Data processing	2,684	2,971	2,168	8,715	7,982
Services	2,580	2,855	2,424	7,708	6,855
Equipment	1,672	1,609	1,825	4,926	5,469
Office supplies, printing and postage	1,415	1,456	907	4,487	2,806
Marketing	948	1,031	692	2,690	2,054
Communication	412	448	479	1,363	1,374
Other expense	5,544	5,159	6,461	15,026	18,400
Total noninterest expense	39,664	39,890	39,728	117,924	118,205
Income before income taxes	19,572	17,048	22,808	58,244	69,265
Income taxes	6,312	5,372	7,532	18,769	23,915
Net income	$13,260	$11,676	$15,276	$39,475	$45,350
Comprehensive income	$11,811	$14,434	$14,107	$41,808	$36,931
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.98	0.87	1.20	0.98	1.19
Return on average equity	9.87	8.78	12.13	9.89	11.99
Return on average tangible common equity	11.65	10.39	14.50	11.70	14.33
Net interest margin	3.62	3.55	3.73	3.60	3.77
Net charge-offs (recoveries) to average loans outstanding	0.04	(0.04)	—	0.01	0.06
As of period end
Nonperforming assets to loans outstanding and real estate owned *	0.88	1.05	1.33
Allowance for loan losses to loans outstanding	1.00	0.99	1.01
Tier-1 leverage ratio *	9.1	9.0	9.3
Total risk-based capital ratio *	12.6	12.6	12.5
Tangible common equity to total assets	8.49	8.46	8.36
Dividend paid to HEI (via ASHI) ($ in millions)	9	10	10
* Regulatory basis
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2014		December 31, 2013
Assets
Cash and due from banks		$98,879		$108,998
Interest-bearing deposits		74,654		47,605
Available-for-sale investment and mortgage-related securities		531,603		529,007
Investment in stock of Federal Home Loan Bank of Seattle		75,063		92,546
Loans receivable held for investment		4,335,421		4,150,229
Allowance for loan losses		(43,461)		(40,116)
Loans receivable held for investment, net		4,291,960		4,110,113
Loans held for sale, at lower of cost or fair value		2,328		5,302
Other		285,659		268,063
Goodwill		82,190		82,190
Total assets		$5,442,336		$5,243,824

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing		$1,298,726		$1,214,418
Deposit liabilities—interest-bearing		3,235,071		3,158,059
Other borrowings		263,204		244,514
Other		107,814		105,679
Total liabilities		4,904,815		4,722,670
Common stock		1		1
Additional paid in capital		337,862		336,053
Retained earnings		209,522		197,297
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(1,972)		$(3,663)
Retirement benefit plans	(7,892)	(9,864)	(8,534)	(12,197)
Total shareholder’s equity		537,521		521,154
Total liabilities and shareholder’s equity		$5,442,336		$5,243,824

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2013 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 (when filed), as updated by SEC Forms 8-K.